Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial statements of Shell Midstream Partners, L.P. (the “Partnership”, “us”, “we”, “our”) as of and for the three months ended March 31, 2015, and for the year ended December 31, 2014 are based upon our historical audited and unaudited financial statements and those of Poseidon Oil Pipeline Company, L.L.C. (“Poseidon”). Poseidon is a Delaware Limited Liability Company formed in February 1996 to design, construct, own and operate an unregulated crude oil pipeline system located in the central Gulf of Mexico offshore Louisiana region, of which Shell Oil Products US (“SOPUS”) owned a 36.0% interest prior to its acquisition by the Partnership on July 1, 2015.

On July 1, 2015, in connection with the acquisition of SOPUS’ 36.0% interest in Poseidon to us, we entered into a $100.0 million revolving credit facility agreement (“Revolver 2”) with our affiliate Shell Treasury Center (West) Inc. as lender. Revolver 2 will mature three hundred sixty-four (364) days after the borrowing date. The Poseidon acquisition was funded with borrowings of $100 million under Revolver 2 and $250.0 million from our existing 5-year revolving credit facility agreement (“Revolver 1”), and we will distribute the entire $350.0 million to SOPUS. We will account for our interest in Poseidon using the equity method of accounting. We and SOPUS are both consolidated subsidiaries of Royal Dutch Shell plc. Therefore, the acquisition of Poseidon by us is accounted for and presented herein under common control accounting. Under common control accounting, the investment in Poseidon is recorded by us at SOPUS’ historical book value with the difference between the purchase price and carrying value of the net assets acquired treated as a capital distribution. We will account for the equity investment in Poseidon prospectively at the time of acquisition.

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2015 has been prepared as though the transaction occurred on March 31, 2015. The unaudited pro forma condensed consolidated statements of income for the three months ended March 31, 2015 and for the year ended December 31, 2014 have been prepared as though the transaction occurred on January 1, 2014. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with our historical audited and unaudited financial statements and those of Poseidon, as well as the related notes set forth in this Form 8-K.

The unaudited pro forma condensed consolidated financial statements give effect to the acquisition of SOPUS’ entire 36.0% interest in Poseidon.

The unaudited pro forma condensed consolidated financial statements also reflect the following significant assumptions and transactions:

•	$350.0 million in borrowings from our credit facilities;

•	distribution of proceeds to SOPUS;

•	interest expense resulting from the $350.0 million borrowing from our credit facilities; and

•	additional insurance expense incurred by us as a result of the acquisition of Poseidon.

Except as described above, the unaudited pro forma condensed consolidated financial statements do not reflect events that occurred after the end of the period presented, including our acquisition of additional equity interests in Colonial Pipeline Company and Zydeco Pipeline Company LLC, the issuance of common units to unaffiliated qualified investors in a private placement and borrowings under Revolver 1.

The adjustments to the historical audited and unaudited financial statements are based upon currently available information and certain estimates and assumptions. Actual effects of these transactions will differ from the pro forma adjustments. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the results that would have occurred if the transaction had been completed on the dates indicated or what could be achieved in the future. However, we believe that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments are factually supportable, give appropriate effect to the expected impact of events that are directly attributable to the acquisition, and reflect those items expected to have a continuing impact on the Partnership for purposes of the unaudited pro forma condensed consolidated statement of income.

Shell Midstream Partners L.P.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2015

	Shell Midstream Partners, L.P.	Poseidon (a)	Pro Forma Adjustments		Shell Midstream Partners, L.P. Pro Forma
	(in millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$156.9	$—	$350.0	(b)	$156.8
			(350.0	)(c)
			(0.1	)(b)
Accounts receivable – third parties, net	16.3	—	—		16.3
Accounts receivable – related parties	4.2	—	—		4.2
Allowance oil	3.1	—	—		3.1
Prepaid expenses	2.5	—	—		2.5

Total current assets	183.0	—	(0.1)		182.9
Equity method investments	157.5	32.6	—		190.1
Property, plant and equipment, net	273.6	—	—		273.6
Other assets	4.2	—	0.1	(b)	4.3

Total assets	$618.3	$32.6	$—		$650.9

LIABILITIES
Current liabilities
Accounts payable – third parties	$0.1	$—	$—		$0.1
Accounts payable – related parties	4.3	—	—		4.3
Deferred revenue – third parties	17.6	—	—		17.6
Deferred revenue – related parties	9.3	—	—		9.3
Accrued liabilities – third parties	4.1	—	—		4.1
Accrued liabilities – related parties	2.1	—	—		2.1
Debt payable to affiliate	—	—	350.0	(b)	350.0

Total current liabilities	37.5	—	350.0		387.5

Total liabilities	37.5	—	350.0		387.5
Commitments and Contingencies
EQUITY
Common unitholders – public	1,019.3	—	—		1,019.3
Common unitholder – SPLC	(138.8)	—	—		(138.8)
Subordinated unitholder – SPLC	(436.5)	—	—		(436.5)
General Partner – SPLC	(17.8)	32.6	(350.0	)(c)	(335.2)

Total partners’ capital	426.2	32.6	(350.0)		108.8
Noncontrolling interest	154.6	—	—		154.6

Total Equity	580.8	32.6	(350.0)		263.4

Total liabilities and equity	$618.3	$32.6	$—		$650.9

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Shell Midstream Partners L.P.

Unaudited Pro Forma Condensed Consolidateded Statement of Operations

Three Months Ended March 31, 2015

	Shell Midstream Partners, L.P.	Poseidon (a)	Pro Forma Adjustments	Shell Midstream Partners, L.P. Pro Forma
	(in millions, except per unit data)
Revenue
Third parties	$41.3	$—	$—	$41.3
Related parties	10.4	—	—	10.4

Total revenue	51.7	—	—	51.7
Costs and expenses
Operations and maintenance – third party	6.9	—	0.1 (d)	7.0
Operations and maintenance – related party	3.9	—	0.2 (d)	4.1
General and administrative – third party	1.6	—	—	1.6
General and administrative – related party	5.0	—	—	5.0
Depreciation	3.4	—	—	3.4
Property and other taxes	3.2	—	—	3.2

Total costs and expenses	24.0	—	0.3	24.3

Operating Income	27.7	—	(0.3)	27.4
Income from equity investments	12.5	7.0	—	19.5
Dividend income from investment	1.6	—	—	1.6

Income from other investments	14.1	7.0	—	21.1
Interest expense, net	0.2	—	1.4 (e)	1.6

Income before income taxes	41.6	7.0	(1.7)	46.9
Income tax expense	0.2	—	—	0.2

Net income	41.4	7.0	(1.7)	46.7
Less: Net income attributable to noncontrolling interests	17.8	—	—	17.8

Net income attributable to the Partnership	$23.6	$7.0	$(1.7)	$28.9

General partner’s interest in net income	$0.5			$1.1
Limited partners’ interest in net income	$23.1			$27.8

Net income per limited partners’ unit (basic and diluted)
Common units	$0.17			$0.21
Subordinated units	$0.17			$0.21

Weighted average Limited Partner Units outstanding – Basic and Diluted
Common units	67,475,068			67,475,068
Subordinated units	67,475,068			67,475,068

See accompanying notes to unaudited pro forma condensed conolidated financial statements.

Shell Midstream Partners L.P.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended December 31, 2014

	Shell Midstream Partners, L.P.	Poseidon (a)	Pro Forma Adjustments	Shell Midstream Partners, L.P. Pro Forma
	(in millions, except per unit data)
Revenue
Third parties	$136.9	$—	$—	$136.9
Related parties	45.5	—	—	45.5

Total revenue	182.4	—	—	182.4
Costs and expenses
Operations and maintenance – third party	31.0	—	0.5 (d)	31.5
Operations and maintenance – related party	16.0	—	0.8 (d)	16.8
Loss from disposition of fixed assets	0.2	—	—	0.2
General and administrative – third party	3.2	—	—	3.2
General and administrative – related party	13.6	—	—	13.6
Depreciation	11.6	—	—	11.6
Property and other taxes	5.5	—	—	5.5

Total costs and expenses	81.1	—	1.3	82.4

Operating Income	101.3	—	(1.3)	100.0
Income from equity investments	6.7	23.8	—	30.5
Dividend income from investment	0.8	—	—	0.8

Income from other investments	7.5	23.8	—	31.3
Interest expense, net	0.2	—	5.5 (e)	5.7

Income before income taxes	108.6	23.8	(6.8)	125.6
Income tax expense	0.2	—	—	0.2

Net income	108.4	23.8	(6.8)	125.4
Less: Predecessor income prior to the IPO	83.6	19.8	(5.7)	97.7

Net income subsequent to the IPO	24.8	4.0	(1.1)	27.7
Less: Net income attributable to noncontrolling interest	11.4	—	—	11.4

Net income attributable to the Partnership	$13.4	$4.0	$(1.1)	$16.3

General partner’s interest in net income	$0.3			$0.4
Limited partners’ interest in net income	$13.1			$15.9

Net income per limited partners’ unit (basic and diluted)
Common units	$0.10			$0.12
Subordinated units	$0.10			$0.12

Weighted average Limited Partner Units outstanding – Basic and Diluted
Common units	67,475,068			67,475,068
Subordinated units	67,475,068			67,475,068

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Shell Midstream Partners L.P.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Pro Forma Adjustments

To enhance comparability, the 2014 results of operations of Poseidon are allocated between those attributable to the Predecessor (January 1 through November 3) and those attributable to the unitholders (November 4 through December 31). This allocation is based on actual monthly results and a day-based allocation of the November results.

The following items related to the transaction are reflected in the adjustments below:

(a)	Reflects the acquisition of SOPUS’ 36.0% ownership interest in Poseidon, which will be accounted for using the equity method of accounting.

(b)	Reflects the proceeds from borrowing $100.0 million from Revolver 2 and $250.0 million from Revolver 1, as well as the $0.1 million issuance costs relating to Revolver 2. Revolver 1 will mature in October 2019, while Revolver 2 matures in 364 days after the borrowing date. Borrowings under the two debt facilities bear interest at the three-month LIBOR rate plus a margin. The interest rate used in the unaudited pro forma condensed consolidated financial statements is 1.3%. A 1/8 percentage point increase in the interest rate on the total of $350 million of debt related to the Poseidon acquisition would increase our consolidated annual interest expense by approximately $0.4 million.

(c)	Reflects a payment to SOPUS of $350.0 million.

(d)	Reflects additional property damage and business interruption insurance to cover our 36.0% interest in the underlying assets of Poseidon based on binding quotes from agencies with policy terms beginning on the date of acquisition.

(e)	Reflects additional interest expense on the above borrowings from our Revolver1 and Revolver 2.

Pro Forma Net Income Per Unit

We compute income per unit using the two-class method. Net income available to common and subordinated unitholders for purposes of the basic income per unit computation is allocated between the common and subordinated unitholders by applying the provisions of the partnership agreement as if all net income for the period had been distributed as cash. Under the two-class method, any excess of distributions declared over net income shall be allocated to the partners based on their respective sharing of income specified in the partnership agreement. Net income allocated to the general partner includes the income allocated to the incentive distribution rights as specified in the partnership agreement.

Pro forma basic net income per unit is determined by dividing the pro forma net income available to common and subordinated unitholders of the Partnership by the number of common and subordinated units assumed to be outstanding at the closing of the transaction. For purposes of this calculation, we have assumed common units and subordinated units to be outstanding since November 4, 2014 through March 31, 2015.